Exhibit 10.32

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into between Paul A. Rosenbaum (“Consultant”) and Rentrak Corporation, an Oregon corporation (“Corporation”), as of April 1, 2010 (the “Effective Date”).

Consultant and Corporation agree as follows:

1. Services.

1.1 Engagement. Consultant will provide consulting services and investor relations advice to Corporation as requested from time to time by Corporation, not to exceed ten hours per calendar month.

1.2 Location. Consultant may perform the services under this Agreement at such locations as Consultant may choose. Consultant will be reasonably available by telephone during normal business hours and will keep Corporation advised of the telephone number at which Consultant may be contacted.

2. Term. This Agreement will be effective for a term commencing on the Effective Date and ending on the first to occur of (a) September 30, 2013, (b) termination of this Agreement for Cause by Corporation, or (c) termination of this Agreement for any reason by Consultant. For purposes of this Agreement, “Cause” means: (i) a material breach of this Agreement by Consultant; (ii) Consultant’s refusal, failure, or inability to comply with the general policies or standards of Corporation; (iii) any act of fraud by Consultant; (iv) any act of dishonesty by Consultant involving Corporation or its business; (v) Consultant’s conviction of or a plea of nolo contendere to a felony; or (vi) the commission of any act in direct or indirect competition with or materially detrimental to the best interests of Corporation that is in breach of Consultant’s fiduciary duties to Corporation; provided that Cause will not include any actions or circumstances constituting Cause under (i) or (ii) above if Consultant cures such actions or circumstances within 30 days of receipt of written notice from Corporation setting forth the actions or circumstances constituting Cause.

3. Fees. Corporation will pay Consultant for services under this Agreement a fee of $833 per month through September 30, 2011, and $333 per month from October 1, 2011, through September 30, 2013, payable on the last day of each calendar month during which this Agreement is in effect. During the term of this Agreement, for any contract or arrangement secured by Consultant on behalf of Corporation pursuant to which Corporation is expected to receive revenue in excess of $1,000,000 in any 12 month period, Corporation will negotiate in good faith with Consultant a bonus, taking into account the amount and multiyear nature, if any, of the revenues and associated expenses to be generated under the contract or arrangement. The services that may be sold by the Consultant require pre-approval by Corporation’s Chief Executive Officer or Chief Operating Officer/Chief Financial Officer,

4. Expenses. Subject to prior approval by Corporation’s Chief Executive Officer or Chief Operating Officer/Chief Financial Officer, Corporation will reimburse Consultant for reasonable expenses actually incurred by Consultant in connection with the business of Corporation and consistent with the Corporation’s Executive Travel Policy which requires coach class travel for domestic air travel. Consultant will submit to Corporation substantiation for such expenses as may be required by Corporation.

5. Confidential Information.

5.1 Definition. “Confidential Information” is all nonpublic information relating to Corporation or its business that is disclosed to Consultant, that Consultant produces, or that Consultant otherwise obtains while rendering services pursuant to this Agreement. Confidential Information also includes information received from third parties that Corporation has agreed to treat as confidential. Examples of Confidential Information include, without limitation, marketing plans, customer lists or other customer information, product design and manufacturing information, and financial information. Confidential Information does not include any information that (i) is within the public domain other than as a result of disclosure by Consultant in violation of this Agreement, (ii) was, on or before the date of disclosure to Consultant, already known by Consultant, or (iii) Consultant is required to disclose in any governmental, administrative, judicial, or quasi-judicial proceeding, but only to the extent that Consultant is so required to disclose and provided that Consultant takes reasonable steps to request confidential treatment of such information in such proceeding.

5.2 Access to Information. Consultant acknowledges that in the course of his employment with Corporation and in the course of rendering services pursuant to this Agreement he has had and will have access to Confidential Information, that such information is a valuable asset of Corporation, and that its disclosure or unauthorized use will cause Corporation substantial harm.

5.3 Ownership. Consultant acknowledges that all Confidential Information will continue to be the exclusive property of Corporation (or the third party that disclosed it to Corporation), whether or not prepared in whole or in part by Consultant and whether or not disclosed to Consultant or entrusted to his custody in connection with rendering services pursuant to this Agreement.

5.4 Nondisclosure and Nonuse. Unless authorized or instructed in advance in writing by Corporation, or required by law (as determined by licensed legal counsel), Consultant will not, except as required in the course of Corporation’s business, during or after the term of this Agreement, disclose to others or use any Confidential Information, unless and until, and then only to the extent that, such items become available to the public through no fault of Consultant.

5.5 Return of Confidential Information. Upon request by Corporation during or after the term of this Agreement, Consultant will deliver immediately to Corporation all written, stored, saved, or otherwise tangible materials containing Confidential Information without retaining any excerpts or copies.

5.6 Duration. The obligations set forth in this Section 4 will continue beyond the term of this Agreement and for so long as Consultant possesses Confidential Information.

6. Independent Contractor Status. Consultant is an independent contractor, and not an employee of Corporation. Accordingly:

6.1 Expenses. Except as provided in Section 4, Consultant will be responsible for all expenses incurred while rendering the services, unless otherwise agreed by Corporation.

6.2 Withholding. Corporation will not withhold from payments to Consultant any amount that would normally be withheld from an employee’s pay. Consultant will be solely responsible for payroll taxes and insurance premiums required by federal, state, or local law with respect to amounts paid under this Agreement. Consultant will comply with all reporting, payment, and withholding obligations applicable to such payments. Consultant will indemnify Corporation against any loss, liability, or cost (including attorney fees at trial and on appeal) resulting from Consultant’s failure to comply with such obligations. Consultant will maintain and provide to Corporation Consultant’s state uniform business identification number (if any) and Consultant’s federal tax identification number.

6.3 No Benefits. Except as provided in the Separation Agreement between Corporation and Consultant dated March 31, 2010, Consultant will not be entitled to receive or otherwise participate in any employee benefits that Corporation provides to its employees. Consultant will provide all insurance for Consultant and any employees of Consultant that is required by law.

6.4 Equipment. Consultant will furnish all equipment and materials used to provide services, except to the extent that Consultant’s work must be performed on or with Corporation’s equipment or materials.

6.5 Other Services. Consultant has the right to perform services for others during the term of this Agreement provided the services are not rendered in violation of Section 8 of this Agreement. Consultant will not be required to devote full-time to the services required by this Agreement.

6.6 No Agency. Nothing in this Agreement creates a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Corporation or authorized to make any representation, contract, or commitment on behalf of Corporation. Corporation has no right to control the means or manner by which Consultant performs the services under this Agreement.

7. Remedies. The respective rights and duties of Corporation and Consultant under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or at equity. Consultant acknowledges that breach of Sections 5 and 8 of this Agreement will cause irreparable harm to Corporation and agrees to the entry of a temporary restraining order and preliminary and permanent injunction by any court of competent jurisdiction to prevent any breach or further breach of Sections 5 and 8 of this Agreement. Such remedy will be in addition to any other remedy available to Corporation at law or in equity.

8. Noncompetition Covenant. For a period ending September 30, 2013, Consultant will not, within any geographical area where Corporation engages in business:

(a) Directly or indirectly, alone or with any individual, partnership, corporation, or other entity, become associated with, render services to, invest in, represent, advise, or otherwise participate in any business, activity, or enterprise which is carrying on any business competitive with the business conducted by Corporation as of March 31, 2010;

(b) Solicit any business in competition with the business of Corporation from any individual, firm, partnership, corporation, or other entity that is a customer of Corporation during the 12 months immediately preceding March 31, 2010;

(c) Employ or otherwise engage, or offer to employ for Consultant or any other person, entity, or corporation, the services or employment of any person who has been an employee of Corporation in a managerial position during the 12 months preceding March 31, 2010.

For purposes of this Section 8, “Corporation” means Corporation and its subsidiaries (whether now existing or subsequently created) and their successors and assigns.

9. Severability of Provisions. The provisions of this Agreement are severable, and if any provision of this Agreement is held invalid or unenforceable, it will be enforced to the maximum extent permissible, and the remaining provisions of this Agreement will continue in full force and effect.

10. Attorney Fees. In the event a suit or action is commenced to enforce this Agreement, the prevailing party will be entitled to recover from the other party all costs and expenses incurred in connection with the suit or action, including without limitation all reasonable attorney fees incurred at hearing, trial, and on any appeal.

11. Nonwaiver. Failure of Corporation at any time to require performance of any provision of this Agreement will not limit Corporation’s right to enforce the provision. No provision of this Agreement or breach thereof may be waived by either party except by a writing signed by that party. A waiver of any breach of a provision of this Agreement will be construed narrowly and will not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

12. Governing Law. This Agreement will be construed in accordance with the laws of the state of Oregon, without regard to any conflicts of laws rules. Any suit or action arising out of or in connection with this Agreement, or any breach of this Agreement, must be brought and maintained in the Circuit Courts of the State of Oregon. The parties hereby irrevocably submit to the jurisdiction of such court for the purpose of such suit or action and hereby expressly and irrevocably waive, to the fullest extent permitted by law, any claim that any such suit or action has been brought in an inconvenient forum.

13. General Terms and Conditions. This Agreement constitutes the entire understanding of the parties relating to Consultant’s engagement as a consultant to Corporation and supersedes and replaces all written and oral agreements previously made or existing by and between the parties relating to services of Consultant. This Agreement and Consultant’s rights under this Agreement may not be assigned or transferred by Consultant. This Agreement will inure to the benefit of any successors or assigns of Corporation. All captions are intended solely for convenience of reference and will in no way limit any of the provisions of this Agreement.

RENTRAK CORPORATION

/s/ Paul A. Rosenbaum	By:	/s/ William P. Livek
	Title:	Chief Executive Officer